Exhibit 99.1

July 22, 2016

To the Board of Directors

of American Riding Tours, Inc.

Ladies and Gentlemen:

I hereby resign as a director and from any and all officer or other positions of American Riding Tours, Inc. (the “Company”) effective immediately. In addition, I hereby forgive any and all loans I made to the Company, of which $19,743 was outstanding as of March 31, 2016 in exchange for the issuance of 19,743 restricted shares of the common stock of American Riding Tours Inc., to be registered by the Company at a later date.

Therefore, I hereby confirm that upon issuance of said shares, that there is no outstanding remuneration, fees or any monies of any nature owed to me by the Company, I have no claim against the Company in respect of any outstanding remuneration, fees or monies owed of any nature.

/s/ EDWARD ZIMMERMAN III
Edward Zimmerman III
Outgoing Chief Financial Officer